Exhibit 99.1

1000 Louisiana, Suite4300 Houston, TX 77002 713.584.1000 www.targaresources.com

Targa Resources Corp. Announces Agreement

to Acquire Targa Resources Partners LP

•	Immediately accretive to TRC shareholders

•	TRP unitholders to receive 0.62 shares of TRC per unit in all equity transaction

•	18% premium to TRP 10-trading day volume weighted average closing price

•	15% 2016 estimated dividend growth

•	Greater than 10% estimated compound annual dividend growth from 2015 to 2018 with estimated 2016 coverage over 1.1x and estimated annual coverage over 1.05x through 2018

•	Elimination of incentive distribution rights improves cost of capital and simplifies capital structure

•	Leverage expected to reduce over time with increased retained cash flow

•	Transaction expected to close in Q1 2016

HOUSTON, November 3, 2015 – Targa Resources Corp. (NYSE: TRGP) (“Targa Resources”, “TRC” or the “Company”) and Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners”, “TRP” or the “Partnership”) (together “Targa”) today announced that TRC will acquire all of the outstanding common units of the Partnership not already owned by TRC in an all stock-for-unit transaction at a ratio of 0.62 TRC common shares per common unit of Targa Resources Partners. The implied TRP unit price represents an 18% premium to its volume-weighted average price during the 10 trading days ending November 2, 2015.

Following this transaction, TRC expects dividend growth of 15% for 2016 and greater than 10% compound annual dividend growth through 2018, assuming consensus analyst commodity prices and related capex and other assumptions as outlined in the investor presentation described below.

Following completion of the transaction, all of the outstanding common units of TRP will be owned by TRC and will no longer be publicly traded. The incentive distribution rights of TRP will be eliminated. All of TRP’s outstanding debt and Series A preferred units will remain outstanding. No additional financing is required for the transaction.

TRC has posted an updated investor presentation in the Events and Presentations section of its website at www.targaresources.com that includes an overview of the transaction, transaction rationale, and multi-year estimates for TRC dividends per share, dividend coverage and leverage for the base case using consensus analyst commodity prices. A sensitivity case using reduced commodity prices, lower capex and other related assumptions is also included with multi-year estimates for dividends per share and dividend coverage. Under the reduced commodity price scenario, TRC estimates dividend growth of 10% in 2016 and modest growth thereafter.

Management Commentary

“The combination of TRC and TRP will provide both immediate and long-term benefits to TRC and TRP investors. By improving our coverage and credit profile, simplifying our structure, lowering our cost of capital, and increasing our retained cash flow, we will be better positioned to continue to invest in high-return growth projects that will drive dividend growth beyond 2016,” said Joe Bob Perkins, Chief Executive Officer of the Company and of the general partner of the Partnership. “This transaction is attractive for Targa’s stakeholders, with better positioning in lower commodity price environments and enhanced growth in price recovery scenarios.”

Conditions to Closing

The Board of Directors of TRC (the “TRC Board”), the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the general partner of TRP (the “TRP Board”) and the TRP Board have approved the merger agreement. Subject to customary approvals and conditions, including the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, the transaction is expected to close in the first quarter of 2016. The transaction is subject to the approval of the common unitholders of TRP and shareholders of TRC.

Conference Call and Investor Presentation

Targa will discuss the transaction and TRP and TRC’s third quarter 2015 financial results on Tuesday, November 3, 2015 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The conference call can be accessed via webcast through the Events and Presentations section of the Partnership’s website at www.targaresources.com, by going directly to http://ir.targaresources.com/events.cfm?company=LP or by dialing 877-881-2598. The pass code for the dial-in is 60174409. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the webcast through the Investor’s section of the Partnership’s website. An investor presentation regarding the transaction has been posted on the Events and Presentations section of the TRP and TRC websites.

Advisors

Evercore Partners acted as advisor to the TRC Board and Barclays acted as financing advisor to the TRC Board. Citigroup acted as financial advisor to the Conflicts Committee of TRP. Richards, Layton & Finger served as legal counsel to the Conflicts Committee of TRP and Vinson & Elkins LLP served as legal counsel to TRC.

Additional Information and Where to Find It

In connection with the proposed transaction, TRC will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of TRP and TRC and a prospectus of TRC (the “joint proxy statement/prospectus”). In connection with the proposed transaction, TRC plans to mail the definitive joint proxy statement/prospectus to its shareholders, and TRP plans to mail the definitive joint proxy statement/prospectus to its unitholders.

INVESTORS, SHAREHOLDERS AND UNITHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY

WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TRC AND TRP, AS WELL AS THE PROPOSED TRANSACTION AND RELATED MATTERS.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

A free copy of the joint proxy statement/prospectus and other filings containing information about TRC and TRP may be obtained at the SEC’s Internet site at www.sec.gov. In addition, the documents filed with the SEC by TRC and TRP may be obtained free of charge by directing such request to: Targa Resources, Attention: Investor Relations, 1000 Louisiana, Suite 4300, Houston, Texas 77002 or emailing jkneale@targaresources.com or calling (713) 584-1133. These documents may also be obtained for free from TRC’s and TRP’s investor relations website at www.targaresources.com.

Participants in Solicitation Relating to the Merger

TRC and TRP and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from the TRC shareholders or TRP unitholders in respect of the proposed transaction that will be described in the joint proxy statement/prospectus. Information regarding TRC’s directors and executive officers is contained in TRC’s definitive proxy statement dated March 26, 2015, which has been filed with the SEC. Information regarding directors and executive officers of TRP’s general partner is contained in TRP’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the SEC.

A more complete description will be available in the registration statement and the joint proxy statement/prospectus.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the expected benefits of the proposed transaction to TRC and TRP and their stockholders and unitholders, respectively, the anticipated completion of the proposed transaction or the timing thereof, the expected future growth, dividends, distributions of the combined company, and plans and objectives of management for future operations. All statements, other than statements of historical facts, included in this release that address activities, events or developments that TRC or TRP expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the control of TRC and TRP, which could cause results to differ materially from those expected by management of TRC and TRP. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in TRC’s and TRP’s filings with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither TRC nor TRP undertakes an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Targa Resources Corp. and Targa Resources Partners

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding IDRs and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership formed in October 2006 by its parent, Targa Resources Corp., to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. The Partnership is a leading provider of midstream natural gas and natural gas liquid services in the United States. In addition, the Partnership provides crude oil gathering and crude oil and petroleum product terminaling services. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting, terminaling and selling NGLs and NGL products; gathering, storing, and terminaling crude oil; and storing and terminaling petroleum products. The Partnership reports its operations in two divisions: (i) Gathering and Processing, consisting of two reportable segments - (a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) Logistics and Marketing, consisting of two reportable segments - (a) Logistics Assets and (b) Marketing and Distribution. The financial results of the Partnership’s commodity hedging activities are reported in Other.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Contact investor relations by phone at (713) 584-1133.

Jennifer Kneale

Senior Director – Finance

Matthew Meloy

Executive Vice President, Chief Financial Officer and Treasurer

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